EXHIBIT 23.1




                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation herein by reference of our report dated October 18, 2002, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002, and the related schedule, which report appears in the September 30, 2002, annual report on Form 10-K of Vitesse Semiconductor Corporation.


/s/ KPMG LLP


Los Angeles, California
August 22, 2003